CONTRACT FOR PURCHASE OF ASSETS

     This Contract for Sale of Assets (the "contract"), dated the 28th day of June, 2000, between eNexi, Inc., a Delaware Public Corporation ("seller"), and Viaduct II, Inc., an Indiana Corporation ("buyer").

                                    RECITALS:

     WHEREAS, Seller owns and operates eNexi, Inc., hereinafter called "ISP" located at 20 Corporate Park, Suite 110, Irvine, California 92606, and in connection therewith owns (Assets):

     1. Existing Internet subscriber customer base listed and described on Exhibit "A" to be attached hereto in accordance with the terms hereof.

     2. The database containing the contact information for approximately 5,000 unserviced "affiliates".

     3. The name virtuallyfreeinternet.com domain and web site attached as Exhibit "B".

     WHEREAS, Buyer desires to purchase the Assets from Seller and Seller desires to sell the Assets to Buyer on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1. Assets Sold. Subject to the terms and conditions herein, Seller shall at Closing convey, assign, sell, transfer and confirm to Buyer the Assets. Seller shall retain all other assets not listed.

     A. Buyer shall receive all assets set out in Recitals 1 - 2 above.

     B. Buyer shall receive in perpetuity the right to use the domain name in recital 3 above or any other domain names under which the subscribers receive E-mail.

     C. Buyer shall receive all revenue generated by subscribers as of day of closing.

     D. Seller agrees to host E-mail services under the current E-mail addresses for the current subscribers for a period of 30 days.

     2. Buyer will have use of all necessary billing equipment and software involved in the day-to-day operations for period of 30 days.
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     3. Buyer shall have a maximum of 30 days to migrate the users,  during this period eNexi, Inc. will continue to provide backbone connectivity to service any unmigrated users.

     A. Seller will continue to pay and keep current all upstream provider agreements for unmigrated subscribers for 30 days.

     B. Buyer will pay Seller $6.50 per subscriber for each unmigrated user for a period of 30 days from the date of closing. If, however, Buyer wishes that Seller maintain E-mail support, backbone connections, software support, etc., for any time after 30 days, Seller agrees to do so and Buyer agrees to reimburse Seller $9.00 per subscriber for an additional 30 days. If Buyer wishes Seller to maintain E-mail support, backbone connections, software support, etc. for a period exceeding the first 60 days, Buyer agrees to reimburse Seller for actual out-of-pocket expenses associated with maintaining its Internet access system in place and functioning. Buyer agrees to reimburse Seller in a timely fashion after presentation of bonafide bills covering Seller's actual out-of-pocket expenses. Seller agrees to incur and pay for all labor charges associated with keeping its Internet access system operational during this time period exceeding the original 30 day migration period.

          1. Any obligation incurred under this provision may be paid to Seller in cash or stock equivalent of GALAXY ONLINE, INC. at Buyer's sole discretion.

     C. If Seller defaults, they will reimburse all costs incurred by Buyer to correct the default including the costs of litigation and attorney fees. If the default results in loss of a subscriber, Seller will reimburse Buyer three times the annual revenue per subscriber lost.

     4. Purchase Price. In consideration of the sale described in paragraph 1 of those items set out in the Recitals and the attached Exhibits and subject to the terms and conditions herein, the purchase price for the Assets shall be One Dollar ($1.00).

     5. Liabilities. Except as expressly set forth herein, Buyer is not assuming, nor shall it be liable for, any liabilities or obligations whatsoever of Seller.

     6. Closing.

     A. The Closing shall take place at the Offices of Seller during normal business hours as reasonably agreed to by Seller and Purchaser on the 28th day of June, 2000.
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     B. At the Closing:

          1. Seller shall deliver to Buyer a Bill of Sale listing all Assets purchased.

     7. Seller Representations. Seller hereby represents and warrants to Buyer as follows:

          A. Seller, as it relates to these Assets, has been operating in accordance with all applicable laws, ordinances, rules and regulations, and the premises comply with all applicable laws, ordinances, rules and regulations.

          B. There are no litigation or proceedings (administrative, civil or otherwise) pending or to the best of its knowledge, threatened relating to the Assets, preventing or challenging the execution, delivery, or performance of this Agreement, or which would materially effect the Assets.

          C. The Assets are free and clear of all liens, encumbrances, claims and interests and Seller has the absolute and unrestrictive right to sell and assign the Assets to Buyer, and the Assets are hereby conveyed to Buyer free and clear of all liens, encumbrances, claims and interest.

          D. Seller guarantees that no tax audits, liens, levies, or assessments are pending or threatened with respect to the assets.

          E. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

          F. The execution, performance and delivery of the Agreement has been authorized by all requisite action on the part of Seller and this Agreement represents the valid and binding agreement of Seller, enforceable in accordance with its terms.

     8. Risk of Loss. Seller shall bear the risk of loss or damage to the Assets prior to delivery of the Assets hereunder.

     9. Indemnity. The Seller represents to the Buyer that all properties being sold are free and clear. As soon as reasonably possible following Closing, counsel for the Purchaser shall obtain a UCC certificate issued by the Secretary of State of the State of Delaware with respect to the Vendor and, in the event such certificate discloses registrations other than those specifically provided to Purchaser which the Purchaser is not willing to accept, the Purchaser shall deliver the UCC certificate(s) to the Vendor, and the Vendor shall, not later than 15 business days following receipt of the certificate(s), take such steps and pay such amounts as may be necessary to discharge or have such registrations removed and satisfied in full.

          A. Vendor will provide written confirmation from the security holder of release of its security interest in those cases Purchaser is not willing to accept.

     10. Termination. That should Seller default because Seller fails to transfer good title to the assets, then Buyer can terminate the Contract its sole discretion and Seller will return all of purchase price paid to date. Seller will be responsible for all attorney fees and costs related to Seller's default.

     11. Non-Compete. As a specific term and condition of this Agreement and as an incentive for Buyer to purchase the Assets of Seller, Seller specifically agrees that it will not solicit any customers set out on the attached Exhibits.

     12. Miscellaneous.

          A. This Agreement may be executed in counterparts which taken together
     shall  constitute  one  instrument,   notwithstanding  the  fact  that  all
     signatures do not appear on the same copy.

          B. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana.

          C. This Agreement shall be binding on and enure to the benefit of the parties hereto, and their respective successors, assigns and heirs.

          D. Captions are included for convenient reference only and shall not affect the interpretation of any provision hereof.

          E. Any waiver or amendment must be in writing and signed by all parties.


        ENEXI, INC.                                             VIADUCT II, INC.

By:                                                           By:

/s/ Roger Miller                                              /s/ Roger Miller
    Printed Name                                                  Printed Name



Address                                                       Address




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                                    EXHIBITS


A.       Dial up subscriber base of at least 1,250 customers.

B.       Domain name registration forms for "virtuallyfreeinternet.com".